Exhibit 99.1

Dana Announces Third Quarter 2015 Results

•	Sales of $1.47 billion during the third quarter

•	Net income attributable to Dana of $119 million, including a benefit from a tax valuation allowance release

•	Diluted adjusted earnings per share of $0.41

•	Adjusted EBITDA of $167 million, providing a margin of 11.4 percent, 20 basis points higher than second quarter 2015

•	Free cash flow of $68 million compared with $61 million last year

•	Common stock repurchases and shareholder dividends of $128 million

•	Sourced on the next generation Jeep® Wrangler; and will continue to supply drivelines for the Ford Ranger

•	Automotive News PACE award finalist for fifth consecutive year

MAUMEE, Ohio, Oct. 22, 2015 – Dana Holding Corporation (NYSE: DAN) today announced results for the third quarter of 2015.

Sales for the quarter were $1.468 billion, $169 million lower compared with the same period in 2014. Unfavorable foreign currency translation and the divestiture of operations in Venezuela were the primary drivers of the comparison, lowering sales by $136 million and $22 million, respectively. Adjusting for these factors, Dana’s Light Vehicle Driveline Technologies, Off-Highway Driveline Technologies, and Power Technologies business units posted combined organic sales growth of $69 million, or 6 percent higher than a year ago, driven by higher light-vehicle end-market demand and new business gains. Commercial Vehicle Driveline sales in the quarter, adjusted for the effects of foreign currency, were lower by $80 million, or about 16 percent, when compared with the same period a year ago. Significant weakness in South American truck production and lower market share with a North American customer as a result of supply constraints the company encountered during the first half of the year – which have since been remedied – were the principal drivers of lower sales in the quarter.

Net income for the quarter was $119 million, compared with $90 million in the same period in 2014. The company’s 2015 results included a $100 million tax benefit from the release of certain U.S. deferred tax valuation allowances related to planned changes in the company’s legal operating structure. Net income also included a $24 million after-tax impairment charge for certain assets in the company’s Commercial Vehicle Driveline business related to a distressed supplier in Brazil. These non-cash items are excluded from Dana’s adjusted EBITDA and diluted adjusted earnings per share. Adjusting for these items, net income for the quarter was lower than last year by $47 million, principally reflecting lower adjusted EBITDA.

Adjusted EBITDA for the quarter was $167 million, compared with $198 million for the same period in 2014, while adjusted EBITDA as a percent of sales was 11.4 percent,

compared with 12.1 percent last year. In the third quarter of 2014, Dana’s Venezuela operations, which were divested in early 2015, generated adjusted EBITDA of $6 million on sales of $22 million, largely reflecting the timing of recoveries due to currency devaluation. Foreign currency lowered adjusted EBITDA by $24 million in this year’s third quarter, while the impact of lower commercial-vehicle sales more than offset the benefits of higher volume and new business across the company’s other business units. On a sequential basis, adjusted EBITDA as a percent of sales increased by 20 basis points compared with the second quarter of this year.

Diluted adjusted earnings per share (EPS) were $0.41, compared with $0.57 in the third quarter of 2014. Lower earnings in the quarter were partially offset by the benefit of a reduced share count from the continued execution of the company’s share-repurchase program.

Free cash flow was $68 million in the quarter, compared with $61 million in the same period last year, reflecting lower working capital requirements partially offset by lower operating earnings, timing of interest payments, and higher capital spending to support new program launches in 2016.

“The majority of our businesses continued to execute well, as three of our four business units achieved a combined 6 percent increase in organic growth, compared with last year, reflecting the benefit of new business and increased volumes,” said recently appointed President and Chief Executive Officer James Kamsickas. “Compared to 2014, Brazil truck production reduced by 49 percent and North America sales reduced as a result of market share shifts. These sales reductions weighed heavily on the performance of our commercial-vehicle business over the past quarter. We remain focused on aligning our cost structure in South America to the continued low demand environment as well as leveraging the expected benefits from our completed supply chain initiatives, which will ultimately better serve our customers and position us for profitable growth.”

Share-Repurchase Program

During the third quarter of 2015, Dana repurchased an additional $119 million in shares of common stock. Since the inception of Dana’s $1.4 billion share-repurchase program, the company has repurchased or redeemed the equivalent of 63 million common shares, returning more than $1.334 billion to shareholders. At the end of the third quarter, $66 million of authorization remained under the current program.

Business Unit Results for the Third Quarter

Light Vehicle Driveline Technologies

Sales were $605 million in the third quarter of 2015, compared with $608 million last year. Foreign currency and the Venezuela divestiture completed earlier this year lowered sales by $29 million and $22 million, respectively. Offsetting these items were stronger light-vehicle market demand in North America and Europe, as well as new business gains that increased sales $48 million in the quarter – representing a strong organic growth rate of 8 percent compared with last year.

Segment EBITDA for the quarter was $63 million, or 10.4 percent of sales, compared with segment EBITDA of $70 million, or 11.5 percent of sales, in the third quarter of 2014. Compared with last year, foreign currency and divestiture-related effects lowered earnings by $7 and $6 million, respectively. Increased volume in the quarter provided an earnings benefit of $9 million, which was partially offset by expected higher program launch costs in the current quarter and the favorable impact of cost recoveries that benefitted last year’s results.

Commercial Vehicle Driveline Technologies

Sales were $367 million in the third quarter of 2015, compared with $487 million last year. Foreign currency lowered sales by $40 million, principally due to weaker South American currencies. Further, significantly weaker end-market demand in South America, including a 49 percent reduction in year-over-year Brazil truck production, lowered sales by $55 million in the quarter compared with last year. Sales in North America were lower by $30 million, reflecting lower customer share. Improved performance of $5 million in the quarter provided a partial offset to these factors.

Segment EBITDA for the third quarter of 2015 was $31 million, or 8.4 percent of sales, compared with last year’s segment EBITDA of $47 million, or 9.7 percent of sales. Lower sales volume, including the impact on cost performance in South America of $11 million, was the primary driver of the comparison and more than offset the benefits of improved performance and supply-chain savings. Foreign currency further reduced segment earnings by about $5 million compared with last year.

Off-Highway Driveline Technologies

Sales were $246 million in the third quarter of 2015, compared with $283 million last year. Foreign currency, principally a weaker euro, was the primary driver of the change, lowering sales by $37 million compared with last year. New business gains tempered the impact of continued weakness in global end-market demand.

Segment EBITDA for the third quarter of 2015 was $35 million, or 14.2 percent of sales, compared with last year’s segment EBITDA of $40 million, or 14.1 percent of sales. Favorable volume and mix as well as cost performance partially offset the impact of unfavorable foreign currency, driving a 10-basis-point improvement in margin for the quarter compared with last year.

Power Technologies

Sales were $250 million in the third quarter of 2015, compared with $259 million last year, reflecting $30 million in foreign currency effects principally driven by a weaker euro and Canadian dollar. Organic sales growth of $21 million, or 8 percent compared with last year, reflected higher end-market demand in North America and Europe, as well as new business gains, provided a partial offset to currency impacts.

Segment EBITDA for the third quarter of 2015 was $40 million, or 16.0 percent of sales, compared with last year’s segment EBITDA of $37 million, or 14.3 percent of sales. Compared with last year, the 170-basis-point improvement in margin reflected the benefit of favorable volume, mix, and cost performance more than offsetting the effects of foreign currency.

Year-to-Date 2015 Financial Summary – Sales and Adjusted EBITDA

Year-to-date sales totaled $4.685 billion, $350 million lower than last year. Unfavorable foreign currency and the divestiture of operations in Venezuela more than accounted for the comparison, lowering sales by $413 million and $69 million, respectively. Organic growth provided a partial offset to these factors and increased sales by $132 million, or 3 percent, compared with last year.

Year-to-date adjusted EBITDA totaled $523 million, $45 million lower than last year. Foreign currency effects and the divestiture of operations in Venezuela lowered adjusted EBITDA by $69 million. The benefit of increased volumes and new business as well as favorable cost performance partially offset these factors, resulting in 2015 adjusted EBITDA as a percent of sales of 11.2 percent – only slightly lower than last year.

“We remain focused on executing our plan – profitable growth through incremental margin improvement and a continued focus on driving cost efficiencies. Despite significant currency headwinds, lower commercial-vehicle sales in North America, and weakness in certain end-markets we serve, we have held our margin performance steady this year, with three of our four business units improving their margins so far this year,” Kamsickas said.

Adjusting Full-Year 2015 Financial Targets on Lower Sales Expectations

While commercial-vehicle supply chain challenges in North America have been resolved, the company expects lower customer share positions to persist through the remainder of this year, which, coupled with weaker end-market demand in the fourth quarter, will impact Commercial Vehicle Driveline sales. Macroeconomic factors are expected to further temper light-vehicle demand in South America and Asia, and weaker global demand for construction and agriculture equipment will lower sales for the remainder of 2015.

To reflect these factors, the company is lowering its full-year 2015 financial targets to:

•	Sales of approximately $6.05 billion;

•	Adjusted EBITDA of approximately $675 million;

•	Adjusted EBITDA as a percent of sales of approximately 11.2 percent;

•	Diluted adjusted EPS of approximately $1.85 (excluding the impact of share repurchases after September 30, 2015);

•	Capital spending of approximately $280 million; and

•	Free cash flow of approximately $170 million.

Dana Sourced for Next-Generation Jeep Wrangler; Will Continue to Supply Drivelines for Ford Ranger

Dana was recently sourced to supply the driveline for the next-generation Jeep Wrangler. The company has supplied drivelines for the legendary Jeep Wrangler throughout its evolution – since its predecessor vehicle was first introduced in 1941.

Dana’s advanced Spicer® drivelines will continue to provide superior technology to maintain the Wrangler’s renowned off-roading capabilities, while also improving efficiency.

Dana will also continue to supply the drivelines for Ford’s Ranger pickup truck manufactured in Thailand, South Africa, and Argentina.

This Ford pickup truck, sold in 180 countries, is one of the world’s most popular and recognized compact pickup trucks in the world.

Company to Supply Key Components for Oshkosh JLTVs to Optimize Safety, Performance

Dana was also named the nominated supplier of Joint Light Tactical Vehicles (JLTV) to be manufactured by Oshkosh Corporation for the U.S. Army and Marine Corps. The company will supply its Spicer® central tire inflation system (CTIS), which is designed to enhance defense vehicles that require high-performance all-wheel-drive and off-road mobility.

Additionally, Dana will supply the thermal bypass valve, a device that is critical to engine performance. It prevents cold or partially warmed oils from leaving powertrain components, such as the transmission. Internal circulation of vehicle oils keeps thermal energy from dissipating to improve efficiency.

Dana Again Recognized as PACE Award Finalist

Dana recently announced that its Long® two-sided chip cooling technology was selected as a finalist for the 2016 Automotive News PACE Awards. The integrated cooling plate enables superior heat transfer, temperature management, and cooling abilities within a lightweight, compact, and cost-effective design. The two-sided aluminum cooling technology enhances the heat transfer of power inverter devices, accommodating the high-power and high-heat demands of electric and hybrid vehicles. The cooling technology delivers smooth, efficient heat transfer and is exceptionally clean and flux-free, which minimizes coolant contamination. Through its efficient attributes, the two-sided chip cooling improves the transfer of power between batteries and motors.

This is the fifth consecutive year that Dana’s leading technologies have been honored by the Automotive News PACE Awards, which recognize superior innovation, technological advancement, and business performance among automotive suppliers, and serves as a benchmark award program for automotive innovation. Dana is one of only six automotive suppliers to be named a finalist in each of the last five years.

Dana Commercial Vehicle Driveline Recognized for Quality by Daimler Trucks

Dana announced last month that its Lima, Ohio, facility was recognized for its commitment to quality, delivery, technology, and cost performance with a Masters of Quality Award from Daimler Trucks North America (DTNA).

Now in its 28th year, the Masters of Quality Award is the highest honor for suppliers to the commercial-vehicle manufacturer and is presented to an elite group of suppliers who meet rigorous standards and also show a commitment to continual improvement. DTNA’s suppliers are evaluated on more than 100 criteria related to quality, service, aftermarket parts availability, engineering, warranty, and purchasing; only those rated at the top are recognized with the award.

Dana supplies DTNA with a complete range of Spicer drive axles, steer axles, driveshafts, and central tire inflation systems, all backed by Dana’s best-in-class standard warranties and extended warranty coverage. Dana also offers top-tier Spicer aftermarket products and the expert support fleet managers need to maximize the performance of their vehicles.

Dana Opens Manufacturing Facility in Thailand to Serve Asia-Pacific Market

Last month, Dana inaugurated a new gear manufacturing facility in Rayong, Thailand. This state-of-the-art gear manufacturing facility provides customers with access to Dana’s global manufacturing resources and technical expertise at a local level and supports increased customer demand for Spicer® gears in the Asia-Pacific region. It also optimizes the company’s supply chain as customers continue to grow in the region and request advanced technologies to support their expansion goals with locally produced solutions, customized for specific market needs.

The facility is equipped to produce Spicer® AdvanTEK® hypoid ring and pinion gear sets, applicable to any customer. At this facility, Dana can manufacture gears for refined beam, independent, and all-wheel-drive axle systems.

Dana to Host Conference Call at 10 a.m. Today

Dana will discuss its third quarter in a conference call at 10 a.m. EDT today. Participants may listen to the conference call via audio streaming online or telephone. Slide viewing is available via Dana’s investor website: www.dana.com/investors. United States and Canadian locations should dial 1-888-311-4590; international locations should call 1-706-758-0054 and enter 57939568. Please ask for the “Dana Holding Corporate Financial Webcast and Conference Call.” Phone registration will be available starting at 9:30 a.m.

An audio recording of the webcast will be available after 5 p.m. today; dial 1-855-859-2056 (U.S. or Canada) or 1-404-537-3406 (international) and enter 57939568. A webcast replay will be available after 5 p.m. today, and may be accessed via Dana’s investor website.

Non-GAAP Financial Information

This release refers to adjusted EBITDA, a non-GAAP financial measure, which we have defined as earnings from continuing and discontinued operations before interest, taxes, depreciation, amortization, equity grant expense, restructuring expense, and other nonrecurring items (gain/loss on debt extinguishment, pension settlements or divestitures, impairment, etc.). Adjusted EBITDA is a primary driver of cash flows from operations and a measure of our ability to maintain and continue to invest in our operations and provide shareholder returns. Adjusted EBITDA should not be considered a substitute for income before income taxes, net income, or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Diluted adjusted EPS is a non-GAAP financial measure, which we have defined as adjusted net income divided by adjusted diluted shares. We define adjusted net income as net income attributable to the parent company, excluding any nonrecurring income tax items, restructuring and impairment expense, amortization expense, and other nonrecurring items (as used in adjusted EBITDA), net of any associated income tax effects. We define adjusted diluted shares as diluted shares as determined in accordance with GAAP based on adjusted net income. This measure is considered useful for purposes of providing investors, analysts, and other interested parties with an indicator of ongoing financial performance that provides enhanced comparability to EPS reported by other companies. Diluted adjusted EPS is neither intended to represent nor be an alternative measure to diluted EPS reported under GAAP.

Free cash flow is a non-GAAP financial measure, which we have defined as net cash provided by (used in) operating activities, less purchases of property, plant, and equipment. We believe this measure is useful to investors in evaluating the operational cash flow of the company inclusive of the spending required to maintain the operations. Free cash flow is neither intended to represent nor be an alternative to the measure of net cash provided by (used in) operating activities reported under GAAP. Free cash flow may not be comparable to similarly titled measures reported by other companies.

The accompanying financial information provides reconciliations of adjusted EBITDA, diluted adjusted EPS, and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Please reference the “Non-GAAP financial information” accompanying our quarterly earnings conference call presentations on our website at www.dana.com/investors for our GAAP results and the reconciliations of these measures, where used, to the comparable GAAP measures.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations, and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Holding Corporation

Dana is a global leader in the supply of highly engineered driveline, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs approximately 23,000 people in 25 countries on six continents. In 2014, Dana generated sales of $6.6 billion. For more information, please visit dana.com.

Investor Contact	Media Contact
Craig Barber: 419.887.5166	Jeff Cole: 419.887.3535

DANA HOLDING CORPORATION

Consolidated Statement of Operations (Unaudited)

For the Three Months Ended September 30, 2015 and 2014

(In millions except per share amounts)	Three Months Ended September 30,
	2015	2014
Net sales	$1,468	$1,637
Costs and expenses
Cost of sales	1,255	1,397
Selling, general and administrative expenses	98	97
Amortization of intangibles	4	10
Restructuring charges, net	1	2
Impairment of long-lived assets	(36)
Other income, net	2	20

Income from continuing operations before interest expense and income taxes	76	151
Interest expense	31	30

Income from continuing operations before income taxes	45	121
Income tax expense (benefit)	(77)	29
Equity in earnings of affiliates		2

Income from continuing operations	122	94
Loss from discontinued operations		(1)

Net income	122	93
Less: Noncontrolling interests net income	3	3

Net income attributable to the parent company	119	90
Preferred stock dividend requirements		2

Net income available to common stockholders	$119	$88

Net income per share available to parent company common stockholders:
Basic:
Income from continuing operations	$0.75	$0.57
Loss from discontinued operations	$—	$(0.01)
Net income	$0.75	$0.56
Diluted:
Income from continuing operations	$0.75	$0.53
Loss from discontinued operations	$—	$(0.01)
Net income	$0.75	$0.52
Weighted-average common shares outstanding
Basic	158.0	156.5
Diluted	158.9	172.9

Dividends declared per common share	$0.06	$0.05

DANA HOLDING CORPORATION

Consolidated Statement of Operations (Unaudited)

For the Nine Months Ended September 30, 2015 and 2014

(In millions except per share amounts)	Nine Months Ended September 30,
	2015	2014
Net sales	$4,685	$5,035
Costs and expenses
Cost of sales	4,008	4,313
Selling, general and administrative expenses	299	310
Amortization of intangibles	13	33
Restructuring charges, net	13	14
Impairment of long-lived assets	(36)
Loss on extinguishment of debt	(2)
Other income, net	18	35

Income from continuing operations before interest expense and income taxes	332	400
Interest expense	86	89

Income from continuing operations before income taxes	246	311
Income tax expense (benefit)	(10)	96
Equity in earnings of affiliates	3	9

Income from continuing operations	259	224
Loss from discontinued operations		(4)

Net income	259	220
Less: Noncontrolling interests net income	18	10

Net income attributable to the parent company	241	210
Preferred stock dividend requirements		7

Net income available to common stockholders	$241	$203

Net income per share available to parent company common stockholders:
Basic:
Income from continuing operations	$1.49	$1.34
Loss from discontinued operations	$—	$(0.03)
Net income	$1.49	$1.31
Diluted:
Income from continuing operations	$1.48	$1.22
Loss from discontinued operations	$—	$(0.02)
Net income	$1.48	$1.20
Weighted-average common shares outstanding
Basic	161.6	154.6
Diluted	162.7	174.9

Dividends declared per common share	$0.17	$0.15

DANA HOLDING CORPORATION

Consolidated Statement of Comprehensive Income (Unaudited)

For the Three Months Ended September 30, 2015 and 2014

(In millions)	Three Months Ended September 30,
	2015	2014
Net income	$122	$93
Less: Noncontrolling interests net income	3	3

Net income attributable to the parent company	119	90

Other comprehensive income (loss) attributable to the parent company, net of tax:
Currency translation adjustments	(66)	(113)
Hedging gains and losses	1	(4)
Investment and other gains and losses	(5)	(2)
Defined benefit plans	17	7

Other comprehensive loss attributable to the parent company	(53)	(112)

Other comprehensive income (loss) attributable to noncontrolling interests, net of tax:
Currency translation adjustments	(3)	(2)

Other comprehensive loss attributable to noncontrolling interests	(3)	(2)

Total comprehensive income (loss) attributable to the parent company	66	(22)
Total comprehensive income attributable to noncontrolling interests	—	1

Total comprehensive income (loss)	$66	$(21)

DANA HOLDING CORPORATION

Consolidated Statement of Comprehensive Income

For the Nine Months Ended September 30, 2015 and 2014

(In millions)	Nine Months Ended September 30,
	2015	2014
Net income	$259	$220
Less: Noncontrolling interests net income	18	10

Net income attributable to the parent company	241	210

Other comprehensive income (loss) attributable to the parent company, net of tax:
Currency translation adjustments	(151)	(111)
Hedging gains and losses	3	(3)
Investment and other gains and losses	(5)	1
Defined benefit plans	40	17

Other comprehensive loss attributable to the parent company	(113)	(96)

Other comprehensive income (loss) attributable to noncontrolling interests, net of tax:
Currency translation adjustments	(5)	(2)
Defined benefit plans	1

Other comprehensive loss attributable to noncontrolling interests	(4)	(2)

Total comprehensive income attributable to the parent company	128	114
Total comprehensive income attributable to noncontrolling interests	14	8

Total comprehensive income	$142	$122

DANA HOLDING CORPORATION

Consolidated Balance Sheet (Unaudited)

As of September 30, 2015 and December 31, 2014

(In millions except share and per share amounts)	September 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$817	$1,121
Marketable securities	157	169
Accounts receivable
Trade, less allowance for doubtful accounts of $5 in 2015 and $6 in 2014	775	755
Other	111	117
Inventories	690	654
Other current assets	131	111
Current assets of disposal group held for sale		27

Total current assets	2,681	2,954
Goodwill	83	90
Intangibles	104	169
Other noncurrent assets	400	337
Investments in affiliates	191	204
Property, plant and equipment, net	1,141	1,176

Total assets	$4,600	$4,930

Liabilities and equity
Current liabilities
Notes payable, including current portion of long-term debt	$40	$65
Accounts payable	796	791
Accrued payroll and employee benefits	151	158
Taxes on income	44	32
Other accrued liabilities	165	194
Current liabilities of disposal group held for sale		21

Total current liabilities	1,196	1,261
Long-term debt	1,566	1,613
Pension and postretirement obligations	501	580
Other noncurrent liabilities	286	279
Noncurrent liabilities of disposal group held for sale		17

Total liabilities	3,549	3,750

Commitments and contingencies
Parent company stockholders’ equity
Preferred stock, 50,000,000 shares authorized, $0.01 par value, zero shares outstanding	—	—
Common stock, 450,000,000 shares authorized, $0.01 par value, 153,989,973 and 166,070,057 shares outstanding	2	2
Additional paid-in capital	2,657	2,640
Accumulated deficit	(318)	(532)
Treasury stock, at cost (14,192,554 and 1,588,990 shares)	(281)	(33)
Accumulated other comprehensive loss	(1,110)	(997)

Total parent company stockholders’ equity	950	1,080
Noncontrolling equity	101	100

Total equity	1,051	1,180

Total liabilities and equity	$4,600	$4,930

DANA HOLDING CORPORATION

Consolidated Statement of Cash Flows (Unaudited)

For the Three Months Ended September 30, 2015 and 2014

(In millions)	Three Months Ended September 30,
	2015	2014
Operating activities
Net income	$122	$93
Depreciation	39	41
Amortization of intangibles	4	11
Amortization of deferred financing charges	1	1
Dividends received in excess of current earnings of affiliates	3
Stock compensation expense	6	2
Deferred income taxes	(99)	(1)
Pension contributions, net	(5)	(3)
Impairment of long-lived assets	36
Change in working capital	16	(29)
Other, net	15	(11)

Net cash provided by operating activities (1)	138	104

Investing activities
Purchases of property, plant and equipment (1)	(70)	(43)
Purchases of marketable securities	(3)	(6)
Proceeds from sales of marketable securities	3	1
Proceeds from maturities of marketable securities	5	2
Other		2

Net cash used in investing activities	(65)	(44)

Financing activities
Repayment of letters of credit		(2)
Proceeds from long-term debt		22
Repayment of long-term debt	(1)	(7)
Dividends paid to preferred stockholders		(2)
Dividends paid to common stockholders	(9)	(8)
Distributions paid to noncontrolling interests	(5)	(6)
Repurchases of common stock	(119)	(68)
Other	5	4

Net cash used in financing activities	(129)	(67)

Net decrease in cash and cash equivalents	(56)	(7)
Cash and cash equivalents – beginning of period	894	1,172
Effect of exchange rate changes on cash balances	(21)	(62)

Cash and cash equivalents – end of period	$817	$1,103

(1)	Free cash flow of $68 in 2015 and $61 in 2014 is the sum of net cash provided by operating activities reduced by the purchases of property, plant and equipment.

DANA HOLDING CORPORATION

Consolidated Statement of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2015 and 2014

(In millions)	Nine Months Ended September 30,
	2015	2014
Operating activities
Net income	$259	$220
Depreciation	117	122
Amortization of intangibles	14	38
Amortization of deferred financing charges	3	4
Call premium on senior notes	2
Dividends received in excess of current earnings of affiliates	12	6
Stock compensation expense	14	11
Deferred income taxes	(97)	(6)
Pension contributions, net	(14)	(8)
Impairment of long-lived assets	36
Interest payment received on payment-in-kind note receivable		40
Change in working capital	(92)	(95)
Other, net	12	(5)

Net cash provided by operating activities (1)	266	327

Investing activities
Purchases of property, plant and equipment (1)	(192)	(169)
Principal payment received on payment-in-kind note receivable		35
Purchases of marketable securities	(29)	(63)
Proceeds from sales of marketable securities	15	2
Proceeds from maturities of marketable securities	21	4
Proceeds from sale of business		9
Other	(3)	5

Net cash used in investing activities	(188)	(177)

Financing activities
Net change in short-term debt	3	(5)
Proceeds from letters of credit		12
Repayment of letters of credit	(4)	(8)
Proceeds from long-term debt	18	23
Repayment of long-term debt	(59)	(26)
Call premium on senior notes	(2)
Dividends paid to preferred stockholders		(6)
Dividends paid to common stockholders	(27)	(24)
Distributions to noncontrolling interests	(8)	(8)
Repurchases of common stock	(245)	(181)
Other	6	4

Net cash used in financing activities	(318)	(219)

Net decrease in cash and cash equivalents	(240)	(69)
Cash and cash equivalents – beginning of period	1,121	1,256
Effect of exchange rate changes on cash balances	(64)	(84)

Cash and cash equivalents – end of period	$817	$1,103

(1)	Free cash flow of $74 in 2015 and $158 in 2014 is the sum of net cash provided by operating activities reduced by the purchases of property, plant and equipment.

DANA HOLDING CORPORATION

Segment Sales & Segment EBITDA (Unaudited)

For the Three Months Ended September 30, 2015 and 2014

(In millions)	Three Months Ended September 30,
	2015	2014
Sales
Light Vehicle	$605	$608
Commercial Vehicle	367	487
Off-Highway	246	283
Power Technologies	250	259

Total Sales	$1,468	$1,637

Segment EBITDA
Light Vehicle	$63	$70
Commercial Vehicle	31	47
Off-Highway	35	40
Power Technologies	40	37

Total Segment EBITDA	169	194
Corporate expense and other items, net	(2)	4

Adjusted EBITDA	$167	$198

DANA HOLDING CORPORATION

Segment Sales & Segment EBITDA (Unaudited)

For the Nine Months Ended September 30, 2015 and 2014

(In millions)	Nine Months Ended September 30,
	2015	2014
Sales
Light Vehicle	$1,883	$1,862
Commercial Vehicle	1,231	1,407
Off-Highway	809	959
Power Technologies	762	807

Total Sales	$4,685	$5,035

Segment EBITDA
Light Vehicle	$193	$176
Commercial Vehicle	102	138
Off-Highway	115	128
Power Technologies	117	120

Total Segment EBITDA	527	562
Corporate expense and other items, net	(4)	6

Adjusted EBITDA	$523	$568

DANA HOLDING CORPORATION

Reconciliation of Segment and Adjusted EBITDA

to Net Income (Unaudited)

For the Three Months Ended September 30, 2015 and 2014

(In millions)	Three Months Ended September 30,
	2015	2014
Segment EBITDA	$169	$194
Corporate expense and other items, net	(2)	4

Adjusted EBITDA	167	198
Depreciation	(39)	(41)
Amortization of intangibles	(4)	(11)
Restructuring	(1)	(2)
Strategic transaction expenses and other items	(9)	4
Impairment of long-lived assets	(36)
Stock compensation expense	(6)	(2)
Interest expense, net	(27)	(25)

Income from continuing operations before income taxes	45	121
Income tax expense (benefit)	(77)	29
Equity in earnings of affiliates		2

Income from continuing operations	122	94
Loss from discontinued operations		(1)

Net income	$122	$93

DANA HOLDING CORPORATION

Reconciliation of Segment and Adjusted EBITDA

to Net Income (Unaudited)

For the Nine Months Ended September 30, 2015 and 2014

(In millions)	Nine Months Ended September 30,
	2015	2014
Segment EBITDA	$527	$562
Corporate expense and other items, net	(4)	6

Adjusted EBITDA	523	568
Depreciation	(117)	(122)
Amortization of intangibles	(14)	(38)
Restructuring	(13)	(14)
Strategic transaction expenses and other items	(11)	4
Impairment of long-lived assets	(36)
Gain on derecognition of noncontrolling interest	5
Loss on extinguishment of debt	(2)
Recognition of unrealized gain on payment-in-kind note receivable		2
Stock compensation expense	(14)	(11)
Interest expense, net	(75)	(78)

Income from continuing operations before income taxes	246	311
Income tax expense (benefit)	(10)	96
Equity in earnings of affiliates	3	9

Income from continuing operations	259	224
Loss from discontinued operations		(4)

Net income	$259	$220

DANA HOLDING CORPORATION

Diluted Adjusted EPS (Unaudited)

For the Three Months Ended September 30, 2015 and 2014

(In millions except per share amounts)
	Three Months Ended September 30,
	2015	2014

Net income attributable to parent company	$119	$90
Restructuring charges (1)	1	2
Amortization of intangibles (1)	2	8
Non-recurring items (1):
Income tax valuation allowance release, net	(92)
Impairment of long-lived assets	24
Other items	11	(2)

Adjusted net income	$65	$98

Diluted shares - as reported	159	173

Adjusted diluted shares	159	173

Diluted adjusted EPS	$0.41	$0.57

(1)	Amounts are net of associated tax effect.

DANA HOLDING CORPORATION

Diluted Adjusted EPS (Unaudited)

For the Nine Months Ended September 30, 2015 and 2014

(In millions except per share amounts)
	Nine Months Ended September 30,
	2015	2014

Net income attributable to parent company	$241	$210
Restructuring charges (1)	9	13
Amortization of intangibles (1)	9	29
Non-recurring items (1)
Income tax valuation allowance release, net	(74)
Impairment of long-lived assets	24
Other items	18	4

Adjusted net income	$227	$256

Diluted shares - as reported	163	175

Adjusted diluted shares	163	175

Diluted adjusted EPS	$1.39	$1.46

(1)	Amounts are net of associated tax effect.